PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION (the “Plan”), is made as of this 6th day of December, 2013, by Franklin Investors Securities Trust (“FIST”), a statutory trust created under the laws of the State of Delaware, with its principal place of business at One Franklin Parkway, San Mateo, CA 94403-1906, on behalf of its series, Franklin Limited Maturity U.S. Government Securities Fund (“Limited Maturity Fund”) and Franklin Adjustable U.S. Government Securities Fund (“Adjustable U.S. Government Fund”) (together, the “Funds” and, individually, a “Fund”).  Franklin Advisers, Inc., a California corporation, joins this Plan solely for purposes of Section 8.

PLAN OF REORGANIZATION

The reorganization (hereinafter referred to as the “Reorganization”) will consist of (i) the acquisition by FIST, on behalf of Adjustable U.S. Government Fund, of substantially all of the property, assets and goodwill of Limited Maturity Fund in exchange solely for full and fractional Class A1, Class R6 and Advisor Class shares of beneficial interest, with no par value, of Adjustable U.S. Government Fund (“Adjustable U.S. Government Fund Shares”); (ii) the distribution of Adjustable U.S. Government Fund Shares to the holders of Class A, Class R6 and Advisor Class shares of beneficial interest of Limited Maturity Fund (the “Limited Maturity Fund Shares”), respectively, according to their respective interests in Limited Maturity Fund in complete liquidation of Limited Maturity Fund; and (iii) the dissolution of Limited Maturity Fund as soon as is practicable after the closing (as described in Section 3, hereinafter called the “Closing”), all upon and subject to the terms and conditions of the Plan hereinafter set forth.

AGREEMENT

In order to consummate the Reorganization and in consideration of the premises and of the covenants and agreements hereinafter set forth, FIST covenants and agrees as follows:

1.  Sale and Transfer of Assets, Liquidation and Dissolution of Limited Maturity Fund.

(a) Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties herein contained, and in consideration of the delivery by Adjustable U.S. Government Fund of the number of Adjustable U.S. Government Fund Shares hereinafter provided, FIST, on behalf of Limited Maturity Fund, agrees that, at the time of Closing, it will convey, transfer and deliver to Adjustable U.S. Government Fund all of Limited Maturity Fund’s then existing assets, including any interest in pending or future legal claims in connection with past or present portfolio holdings, whether in form of class action claims, opt-out or other direct litigation claims, or regulator or government-established investor recovery fund claims, and any and all resulting recoveries, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders’ rights of redemption), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary to: (i) pay 25% of the costs and expenses of carrying out the Reorganization in accordance with Section 8 of the Plan, (including, but not limited to, fees of counsel and accountants, and expenses of Limited Maturity Fund’s liquidation and dissolution contemplated hereunder), which costs and expenses shall be established on Limited Maturity Fund’s books as liability reserves; (ii) discharge its unpaid liabilities on its books at the Closing Date (as such term is defined in Section 3), including, but not limited to, its income dividends and capital gains distributions, if any, payable for the period prior to the Closing Date and through the final taxable year ending with the Limited Maturity Fund’s complete liquidation; and (iii) pay such contingent liabilities, if any, as the officers of FIST, on behalf of Limited Maturity Fund, shall reasonably deem to exist against Limited Maturity Fund at the Closing Date, for which contingent and other appropriate liability reserves shall be established on Limited Maturity Fund’s books (such assets hereinafter “Net Assets”).  Adjustable U.S. Government Fund shall not assume any liability of Limited Maturity Fund, whether accrued or contingent, known or unknown, and FIST, on behalf of the Limited Maturity Fund, shall use its reasonable best efforts to discharge all of the known liabilities of Limited Maturity Fund, so far as may be possible, from the cash, bank deposits and cash equivalent securities described above.

Plan of Reorg Limited Maturity into Adjustable US Govt

(b) Subject to the terms and conditions of the Plan, and in reliance on the representations and warranties herein contained, and in consideration of such sale, conveyance, transfer, and delivery, FIST, on behalf of Adjustable U.S. Government Fund, agrees at the Closing to deliver to Limited Maturity Fund the number of Adjustable U.S. Government Fund Shares, determined by dividing the net asset value per share of each Class A, Class R6 and Advisor Class shares of Limited Maturity Fund by the net asset value per share each of Class A1, Class R6 and Advisor Class shares of Adjustable U.S. Government Fund, respectively, and separately multiplying the result thereof by the number of outstanding Class A, Class R6 and Advisor Class shares, respectively, of Limited Maturity Fund as of 1:00 p.m., Pacific Time, on the Closing Date.  The Adjustable U.S. Government Fund Shares delivered to Limited Maturity Fund at the Closing shall have an aggregate net asset value equal to the value of Limited Maturity Fund’s Net Assets, all determined as provided in Section 2 of the Plan and as of the date and time specified herein.

(c) Immediately following the Closing, Limited Maturity Fund shall be dissolved and shall distribute the Adjustable U.S. Government Fund Shares received by Limited Maturity Fund pursuant to this Section 1 pro rata to Limited Maturity Fund’s shareholders of record, based upon their respective holdings of Limited Maturity Fund, as of the close of business on the Closing Date.  Such distribution shall be accomplished by the establishment of accounts on the share records of Adjustable U.S. Government Fund of the type and in the amounts due such shareholders based on their respective holdings in Limited Maturity Fund as of the close of business on the Closing Date.  Fractional Adjustable U.S. Government Fund Shares shall be carried to the third decimal place.  As promptly as practicable after the Closing, each holder of any outstanding certificate or certificates representing Limited Maturity Fund Shares shall be entitled to surrender the same to the transfer agent for Adjustable U.S. Government Fund in exchange for the number of Adjustable U.S. Government Fund Shares of the same class into which the Limited Maturity Fund Shares theretofore represented by the certificate or certificates so surrendered shall have been converted.  Until so surrendered, each outstanding certificate, if any, which, prior to the Closing, represented Limited Maturity Fund Shares shall be deemed for all Adjustable U.S. Government Fund purposes to evidence ownership of the number of Adjustable U.S. Government Fund Shares into which the Limited Maturity Fund Shares (which prior to the Closing were represented thereby) have been converted.  Certificates for Adjustable U.S. Government Fund Shares shall not be issued, unless specifically requested by a shareholder.  After the distribution, Limited Maturity Fund shall be dissolved.

Plan of Reorg Limited Maturity into Adjustable US Govt

(d) At the Closing, each shareholder of record of Limited Maturity Fund as of the record date (the “Distribution Record Date”) with respect to any unpaid dividends and other distributions that were declared prior to the Closing, including any dividend or distribution declared pursuant to Section 7(d) hereof, shall have the right to receive such unpaid dividends and distributions with respect to the shares of Limited Maturity Fund that such person had on such Distribution Record Date.

(e) All books and records relating to Limited Maturity Fund, including all books and records required to be maintained under the Investment Company Act of 1940 (the “1940 Act”), and the rules and regulations thereunder, shall be available to Adjustable U.S. Government Fund from and after the date of the Plan, and shall be turned over to Adjustable U.S. Government Fund on or prior to the Closing.

2.  Valuation.

(a) The net asset value of Adjustable U.S. Government Fund Shares and Limited Maturity Fund Shares and the value of Limited Maturity Fund’s Net Assets to be acquired by Adjustable U.S. Government Fund hereunder shall in each case be computed as of 1:00 p.m., Pacific Time, on the Closing Date, unless on such date: (i) the New York Stock Exchange (“NYSE”) is not open for unrestricted trading; or (ii) the reporting of trading on the NYSE or other relevant market is disrupted; or (iii) any other extraordinary financial event or market condition occurs (each of the events described in (i), (ii) or (iii) are referred to as a “Market Disruption”).  The net asset value per share of Adjustable U.S. Government Fund Shares and Limited Maturity Fund Shares and the value of Limited Maturity Fund’s Net Assets shall be computed in accordance with the valuation procedures set forth in the most recent respective prospectuses of Adjustable U.S. Government Fund and Limited Maturity Fund, as amended or supplemented, except that the net asset value per share of Limited Maturity Fund shall be carried to the fourth decimal place.

(b) In the event of a Market Disruption on the proposed Closing Date so that an accurate appraisal of the net asset value of Adjustable U.S. Government Fund Shares or Limited Maturity Fund Shares or the value of Limited Maturity Fund’s Net Assets is impracticable, the Closing Date shall be postponed until the first business day when regular trading on the NYSE shall have been fully resumed and reporting shall have been restored and other trading markets are otherwise stabilized.

(c) All computations of value regarding the net asset value of Adjustable U.S. Government Fund Shares and Limited Maturity Fund Shares and the value of Limited Maturity Fund’s Net Assets shall be made by the administrator to the Funds.

3.  Closing and Closing Date.

The Closing shall take place at the principal office of FIST at 2:00 p.m., Pacific Time, on June 18, 2014 or such later date as the officers of FIST may determine (the “Closing Date”).  FIST, on behalf of Limited Maturity Fund, shall have provided for delivery as of the Closing those Net Assets of Limited Maturity Fund to be transferred to the account of Adjustable U.S. Government Fund’s custodian, The Bank of New York Mellon, Mutual Funds Division, 100 Church Street, New York, NY 10286.  FIST, on behalf of Limited Maturity Fund, shall deliver at the Closing a list of names and addresses of the holders of record of each class of Limited Maturity Fund Shares and the number of full and fractional shares of beneficial interest owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, as of 1:00 p.m., Pacific Time, on the Closing Date.  FIST, on behalf of Adjustable U.S. Government Fund, shall provide evidence that such Adjustable U.S. Government Fund Shares have been registered in an account on the books of Adjustable U.S. Government Fund in such manner as the officers of FIST may reasonably request.

Plan of Reorg Limited Maturity into Adjustable US Govt

4.  Representations and Warranties by FIST on behalf of Adjustable U.S. Government Fund and Limited Maturity Fund.

FIST, on behalf of Adjustable U.S. Government Fund and Limited Maturity Fund, represents and warrants that:

(a) Each Fund is a series of FIST, which was originally organized as a Massachusetts business trust on December 22, 1986, and was reorganized as a Delaware statutory trust effective on March 1, 2008.  FIST is validly existing under the laws of the State of Delaware.  FIST is duly registered under the 1940 Act as an open-end, management investment company and each Fund’s shares sold were sold pursuant to an effective registration statement filed under the Securities Act of 1933 (the “1933 Act”), except for those shares sold pursuant to the private offering exemption for the purpose of raising initial capital or obtaining any required initial shareholder approvals.

(b) FIST is authorized to issue an unlimited number of shares of beneficial interest, without par value, of each Fund, each outstanding share of which is, and each share of Adjustable U.S. Government Fund when issued pursuant to and in accordance with the Plan will be, fully paid, non-assessable, and has or will have full voting rights.  FIST currently issues shares of nine series, including the Funds.  Adjustable U.S. Government Fund currently is divided into five classes of shares: Class A, Class A1, Class C, Class R6 and Advisor Class shares of beneficial interest of which Class A1, Class R6 and Advisor Class represent Adjustable U.S. Government Fund Shares.  Limited Maturity Fund currently is divided into three classes of Shares: Class A, Class R6 and Advisor Class shares of beneficial interest.  No shareholder of either Fund shall have any option, warrant or preemptive right of subscription or purchase with respect to Limited Maturity Fund Shares or Adjustable U.S. Government Fund Shares.

(c) The financial statements appearing in each Fund’s Annual Report to Shareholders for the fiscal year ended October 31, 2013, audited by PricewaterhouseCoopers LLP, and any interim unaudited financial statements, fairly present the financial position of each Fund as of their respective dates and the results of each Fund’s operations for periods indicated, in conformity with Generally Accepted Accounting Principles applied on a consistent basis.

(d) The books and records of each Fund accurately summarize the accounting data represented and contain no material omissions with respect to the business and operations of such Fund.

(e) FIST, on behalf of each Fund, is not a party to or obligated under any provision of its Agreement and Declaration of Trust, as amended, or By-laws, as amended, or any contract or any other commitment or obligation and is not subject to any order or decree that would be violated by its execution of or performance under the Plan, and no consent, approval, authorization or order of any court or governmental authority is required for the consummation by FIST, on behalf of either Fund, of the transactions contemplated by the Plan, except for the registration of Adjustable U.S. Government Fund Shares under the 1933 Act, the 1940 Act, or as may otherwise be required under the federal and state securities laws or the rules and regulations thereunder.  Limited Maturity Fund has no material contracts or other commitments (other than the Plan or agreements for the purchase of securities entered into in the ordinary course of business and consistent with its obligations under the Plan) which will not be terminated by Limited Maturity Fund in accordance with their terms at or prior to the Closing Date, or which will result in a penalty or additional fee to be due from or payable by Limited Maturity Fund.

Plan of Reorg Limited Maturity into Adjustable US Govt

(f) FIST has elected to treat each Fund as a regulated investment company (“RIC”) for federal income tax purposes under Part I of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).  Each Fund is a “fund” as defined in Section 851(g)(2) of the Code, has qualified as a RIC for each taxable year since its inception, and has not had any earnings and profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply.  Consummation of the transactions contemplated by the Plan will not cause either Fund to fail to be qualified as a RIC as of the Closing Date.

(g) Neither Fund is under jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(h) Neither Fund has any unamortized or unpaid organizational fees or expenses.

(i) All information to be furnished by either Fund for use in preparing any prospectus, proxy statement and other documents which may be necessary in connection with the transactions contemplated hereby shall be accurate and complete.

(j) Neither Fund has any known liabilities, costs or expenses of a material amount, contingent or otherwise, other than those reflected in the financial statements referred to in Section 4(c) hereof and those incurred in the ordinary course of business as an investment company and of a nature and amount similar to, and consistent with, those shown in such financial statements since the dates of those financial statements.

(k) There is no inter-corporate indebtedness existing between Limited Maturity Fund and Adjustable U.S. Government Fund that was issued, acquired, or will be settled at a discount.

(l) Adjustable U.S. Government Fund does not own, directly or indirectly, nor has it owned during the past five (5) years, directly or indirectly, any shares of Limited Maturity Fund.

(m) FIST has no plan or intention to issue additional shares of the Adjustable U.S. Government Fund following the Reorganization except for shares issued in the ordinary course of Adjustable U.S. Government Fund’s business as an open-end investment company; nor does FIST have any plan or intention to redeem or otherwise reacquire any shares of Adjustable U.S. Government Fund issued pursuant to the Plan, either directly or through any transaction, agreement, or arrangement with any other person, other than in the ordinary course of its business or to the extent necessary to comply with its legal obligation under Section 22(e) of the 1940 Act.

Plan of Reorg Limited Maturity into Adjustable US Govt

(n) Adjustable U.S. Government Fund is in the same line of business as Limited Maturity Fund before the Reorganization and did not enter into such line of business as part of the Reorganization.  Adjustable U.S. Government Fund will actively continue Limited Maturity Fund’s business in substantially the same manner that Limited Maturity Fund conducted that business immediately before the Reorganization and has no plan or intention to change such business.  On the Closing Date, Adjustable U.S. Government Fund expects that at least 33 1/3% of Limited Maturity Fund’s portfolio assets will meet the investment objectives, strategies, policies, risks and restrictions of Adjustable U.S. Government Fund.  Adjustable U.S. Government Fund has no plan or intention to change any of its investment objectives, strategies, policies, risks and restrictions after the Reorganization.  Adjustable U.S. Government Fund has no plan or intention to sell or otherwise dispose of any of the former assets of Limited Maturity Fund, except for dispositions made in the ordinary course of its business or dispositions necessary to maintain its qualification as a RIC, although in the ordinary course of its business, Adjustable U.S. Government Fund will continuously review its investment portfolio (as Limited Maturity Fund did before the Closing) to determine whether to retain or dispose of particular securities, including those included among the former assets of Limited Maturity Fund.

(o) The registration statement on Form N-14 referred to in Section 6(f) hereof (the “Registration Statement”), and any prospectus or statement of additional information of Adjustable U.S. Government Fund or Limited Maturity Fund contained or incorporated therein by reference, and any supplement or amendment to the Registration Statement, or any such prospectus or statement of additional information or supplement thereto, on the effective and clearance dates of the Registration Statement, on the date of the special meeting of Limited Maturity Fund’s shareholders (the “Special Meeting”) and on the Closing Date: (i) shall comply in all material respects with the provisions of the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”), the 1940 Act, the rules and regulations thereunder, and all applicable state securities laws and the rules and regulations thereunder; and (ii) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements were made, not misleading.

(p) Since October 31, 2013, there has not been any material adverse change in either Fund’s financial condition, assets, liabilities, or business other than changes occurring in the ordinary course of its business.

(q) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by FIST, on behalf of each Fund, of the transactions contemplated by the Plan, except as may otherwise be required under federal or state securities laws or the rules and regulations thereunder.

(r) During the five-year period ending on the Closing Date, (i) Limited Maturity Fund has not acquired, and will not acquire, Limited Maturity Fund Shares with consideration other than Adjustable U.S. Government Fund Shares or Limited Maturity Fund Shares, except for redemptions in the ordinary course of Limited Maturity Fund’s business or to the extent necessary to comply with its legal obligation under Section 22(e) of the 1940 Act, and (ii) no distributions will have been made with respect to Limited Maturity Fund Shares (other than regular, normal dividend distributions made pursuant to the Limited Maturity Fund’s historic dividend paying practice), either directly or through any transaction, agreement, or arrangement with any other person, except for distributions described in Sections 852 and 4982 of the Code.

Plan of Reorg Limited Maturity into Adjustable US Govt

(s) As of the Closing Date, Limited Maturity Fund will not have outstanding any warrants, options, convertible securities, or any other type of rights pursuant to which any person could acquire shares of Limited Maturity Fund, except for the right of investors to acquire its shares at the applicable stated offering price in the normal course of its business as an open-end management investment company operating under the 1940 Act.

(t) Throughout the five year period ending on the Closing Date, Limited Maturity Fund will have conducted its historic business within the meaning of Section 1.368-1(d) of the Income Tax Regulations under the Code.  Limited Maturity Fund did not enter into (or expand) a line of business as part of the Reorganization.  Limited Maturity Fund will not alter its investment portfolio in connection with the Reorganization.

(u) There is no material suit, judicial action, or legal or administrative proceeding pending or threatened against FIST.  FIST, on behalf of either Fund, is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects Adjustable U.S. Government Fund’s or Limited Maturity Fund’s business or their ability to consummate the transactions herein contemplated.

(v) There are no known actual or proposed deficiency assessments with respect to any Taxes (as defined below) payable by FIST, on behalf of either Fund.

(w) The execution, delivery, and performance of the Plan have been duly authorized by all necessary action of FIST’s Board of Trustees, subject with respect to Limited Maturity Fund to approval of Limited Maturity Fund’s shareholders.

(x) FIST anticipates that consummation of the Plan will not cause either Limited Maturity Fund or Adjustable U.S. Government Fund to fail to conform to the requirements of Subchapter M of the Code for federal income taxation qualification as a RIC at the end of their respective fiscal years.

(y) On the Closing Date, all material Returns (as defined below) of each Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be true, correct and complete in all material respects, and all Taxes (as defined below) shown as due or claimed to be due by any government entity shall have been paid or provision has been made for the payment thereof.  To FIST’s knowledge, no such Return is currently under audit by any Federal, state, local or foreign Tax authority; no assessment has been asserted with respect to such Returns; there are no levies, liens or other encumbrances on either Fund or its assets resulting from the non-payment of any Taxes; no waivers of the time to assess any such Taxes are outstanding nor are any written requests for such waivers pending; and adequate provision has been made in each Fund’s financial statements for all Taxes in respect of all periods ended on or before the date of such financial statements.  As used in this Agreement, “Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.  “Return” means reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Plan of Reorg Limited Maturity into Adjustable US Govt

5.  Representations and Warranties by FIST, on behalf of the Limited Maturity Fund.

FIST represents and warrants that:

(a) The statement of assets and liabilities to be furnished by FIST, on behalf of the Limited Maturity Fund, as of 1:00 p.m., Pacific time, on the Closing Date for the purpose of determining the number of Adjustable U.S. Government Fund Shares to be issued pursuant to Section 1 of the Plan, will accurately reflect the Limited Maturity Fund’s Net Assets and outstanding shares, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

(b) At the Closing, FIST, on behalf of the Limited Maturity Fund, will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in (a) above, free and clear of all liens or encumbrances of any nature whatsoever, except such imperfections of title or encumbrances as do not materially detract from the value or use of the assets subject thereto, or materially affect title thereto.

6.  Covenants of FIST.

(a) FIST, on behalf of each Fund, covenants to operate each Fund’s respective business as presently conducted between the date hereof and the Closing, it being understood that such ordinary course of business will include the distribution of customary dividends and distributions and any other distribution necessary or desirable to minimize federal income or excise Taxes.

(b) FIST, on behalf of Limited Maturity Fund, undertakes that it will not acquire Adjustable U.S. Government Fund Shares for the purpose of making distributions thereof to anyone other than Limited Maturity Fund’s shareholders.

(c) FIST, on behalf of Limited Maturity Fund, undertakes that, if the Plan is consummated, Limited Maturity Fund will liquidate and dissolve.

(d) FIST, on behalf of each Fund, agrees that, by the Closing, all of the federal and other Tax Returns and reports required by law to be filed on or before such date shall have been filed, and either all federal and other Taxes shown as due on said Returns shall have been paid, or adequate liability reserves shall have been provided for the payment of such Taxes, and to the best of their knowledge no such Tax Return is currently under audit and no Tax deficiency or liability has been asserted with respect to such Tax Returns or reports by the Internal Revenue Service or any state or local Tax authority.

Plan of Reorg Limited Maturity into Adjustable US Govt

(e) As of the Closing, FIST, on behalf of Limited Maturity Fund, shall have called, and FIST shall have held, a Special Meeting of Limited Maturity Fund’s shareholders to consider and vote upon the Plan and FIST shall have taken all other actions reasonably necessary to obtain approval of the transactions contemplated herein.  FIST shall have mailed to each shareholder of record of Limited Maturity Fund entitled to vote at the Special Meeting at which action on the Plan is to be considered, in sufficient time to comply with requirements as to notice thereof, a combined Prospectus/Proxy Statement that complies in all material respects with the applicable provisions of the 1933 Act, Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, thereunder (the “Prospectus/Proxy Statement”).

(f) FIST, on behalf of Adjustable U.S. Government Fund, has filed the Registration Statement with the Securities and Exchange Commission (“SEC”) and used its best efforts to provide that the Registration Statement became effective as promptly as practicable.  At the time it became effective, the Registration Statement (i) complied in all material respects with the applicable provisions of the 1933 Act, and the rules and regulations promulgated thereunder; and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  At the time the Registration Statement became effective, at the time of the Special Meeting, and at the Closing Date, the prospectus and statement of additional information included in the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g) Subject to the provisions of the Plan, FIST, on behalf of each Fund, shall take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by the Plan.

(h) FIST, on behalf of Limited Maturity Fund, shall deliver to Adjustable U.S. Government Fund, at the Closing Date, confirmation or other adequate evidence as to the Tax costs and holding periods of the assets and property of Limited Maturity Fund transferred to Adjustable U.S. Government Fund in accordance with the terms of the Plan.

(i) FIST, on behalf of each Fund, intends that the Reorganization will qualify as a reorganization with the meaning of Section 368(a)(1) of the Code.  FIST, on behalf of each Fund, shall not take any action or cause any action to be taken (including, without limitation the filing of any Tax Return) that is inconsistent with such treatment or results in the failure of such Reorganization to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code.

7.  Conditions Precedent to be Fulfilled by FIST.

The consummation of the Plan hereunder shall be subject to the following respective conditions:

(a) That all the representations and warranties contained herein shall be true and correct as of the Closing with the same effect as though made as of and at such date.

Plan of Reorg Limited Maturity into Adjustable US Govt

(b) That the SEC shall have declared effective the Registration Statement and not have issued an unfavorable management report under Section 25(b) of the 1940 Act or instituted or threatened to institute any proceeding seeking to enjoin consummation of the Plan under Section 25(c) of the 1940 Act.  And, further, no other legal, administrative or other proceeding shall have been instituted or threatened that would materially affect the financial condition of either Fund or would prohibit the transactions contemplated hereby.

(c) That the Plan and the Reorganization contemplated hereby shall have been adopted and approved by the appropriate action of the shareholders of Limited Maturity Fund at a meeting or any adjournment thereof.

(d) That a distribution or distributions shall have been declared for Limited Maturity Fund prior to the Closing Date that, together with all previous distributions, shall have the effect of distributing to its shareholders a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing (i) all of Limited Maturity Fund’s investment company taxable income for the taxable year ended prior to the Closing Date and substantially all of such investment company taxable income for the final taxable year ending with its complete liquidation (in each case determined without regard to any deductions for dividends paid); (ii) all of Limited Maturity Fund’s net capital gain recognized in its taxable year ended prior to the Closing Date and substantially all of any such net capital gain recognized in such final taxable year (in each case after reduction for any capital loss carryover); and (iii) at least 90 percent of the excess, if any, of the Limited Maturity Fund’s interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the taxable year prior to the Closing Date and at least 90 percent of such net tax-exempt income for such final taxable year.

(e) That all required consents of other parties and all other consents, orders, and permits of federal, state and local authorities (including those of the SEC and of state Blue Sky securities authorities, including any necessary “no-action” positions or exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of material adverse effect on the assets and properties of Limited Maturity Fund or Adjustable U.S. Government Fund.

(f) That there shall be delivered to FIST an opinion in form and substance satisfactory to it, from the law firm of Stradley Ronon Stevens & Young, LLP, counsel to FIST, to the effect that, provided the transaction contemplated hereby is carried out in accordance with the Plan, and the laws of the State of Delaware, and based upon certificates of the officers of FIST with regard to matters of fact:

(1) The acquisition by Adjustable U.S. Government Fund of substantially all the assets of Limited Maturity Fund as provided for herein in exchange solely for Adjustable U.S. Government Fund Shares followed by the distribution by Limited Maturity Fund to its shareholders of Adjustable U.S. Government Fund Shares in complete liquidation of Limited Maturity Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and Limited Maturity Fund and Adjustable U.S. Government Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

Plan of Reorg Limited Maturity into Adjustable US Govt

(2) No gain or loss will be recognized by Limited Maturity Fund upon the transfer of substantially all of its assets to Adjustable U.S. Government Fund in exchange solely for voting shares of Adjustable U.S. Government Fund under Sections 361(a) and 357(a) of the Code;

(3) No gain or loss will be recognized by Adjustable U.S. Government Fund upon the receipt by it of substantially all of the assets of Limited Maturity Fund in exchange solely for voting shares of Adjustable U.S. Government Fund under Section 1032(a) of the Code;

(4) No gain or loss will be recognized by Limited Maturity Fund upon the distribution of Adjustable U.S. Government Fund Shares to its shareholders in liquidation of Limited Maturity Fund (in pursuance of the Plan) under Section 361(c)(1) of the Code;

(5) The Tax basis of the assets of Limited Maturity Fund received by Adjustable U.S. Government Fund will be the same as the Tax basis of such assets to Limited Maturity Fund immediately prior to the Reorganization under Section 362(b) of the Code;

(6) The holding period of the assets of Limited Maturity Fund received by Adjustable U.S. Government Fund will include the period during which such assets were held by Limited Maturity Fund under Section 1223(2) of the Code;

(7) No gain or loss will be recognized by the shareholders of Limited Maturity Fund upon the exchange of their shares in Limited Maturity Fund for voting shares of Adjustable U.S. Government Fund including fractional shares to which they may be entitled under Section 354(a) of the Code;

(8) The Tax basis of Adjustable U.S. Government Fund Shares received by the shareholders of Limited Maturity Fund shall be the same as the Tax basis of the Limited Maturity Fund Shares exchanged therefor under Section 358(a)(1) of the Code;

(9) The holding period of Adjustable U.S. Government Fund Shares received by shareholders of Limited Maturity Fund (including fractional shares to which they may be entitled) will include the holding period of Limited Maturity Fund Shares surrendered in exchange therefor, provided that Limited Maturity Fund Shares were held as a capital asset on the effective date of the exchange under Section 1223(1) of the Code; and

(10) Adjustable U.S. Government Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (“Treasury Regulations”)) the items of Limited Maturity Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

The foregoing opinion may state that no opinion is expressed as to the effect of the Reorganization on the Limited Maturity Fund, Adjustable U.S. Government Fund, or any Shareholder of Limited Maturity Fund with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income Tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

Plan of Reorg Limited Maturity into Adjustable US Govt

(g) That there shall be delivered to FIST an opinion in form and substance satisfactory to it from Stradley Ronon Stevens & Young, LLP, counsel to FIST, to the effect that, subject in all respects to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws now or hereafter affecting generally the enforcement of creditors’ rights:

(1) Limited Maturity Fund and Adjustable U.S. Government Fund are each a series of FIST and that FIST is a validly existing statutory trust in good standing under the laws of the State of Delaware;

(2) FIST is an open-end investment company of the management type registered as such under the 1940 Act;

(3) The consummation of the transactions contemplated hereby have been duly authorized by all necessary trust action on the part of FIST, on behalf of each Fund;

(4) FIST, on behalf of each Fund, is authorized to issue an unlimited number of shares of beneficial interest, without par value; and

(5) Adjustable U.S. Government Fund Shares to be issued pursuant to the terms of the Plan have been duly authorized and, when issued and delivered as provided in the Plan and the Registration Statement, will have been validly issued and fully paid and will be non-assessable by FIST, on behalf of Adjustable U.S. Government Fund.

In giving the opinions set forth above, counsel may state that it is relying on certificates of the officers of FIST with regard to matters of fact, and certain certifications and written statements of governmental officials with respect to the good standing of FIST.

(h) That Adjustable U.S. Government Fund’s Prospectus contained in the Registration Statement with respect to Adjustable U.S. Government Fund Shares to be delivered to Limited Maturity Fund shareholders in accordance with the Plan shall be effective, and no stop order suspending the effectiveness of the Registration Statement or any amendment or supplement thereto, shall have been issued prior to the Closing Date or shall be in effect at the Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

(i) That Adjustable U.S. Government Fund Shares to be delivered hereunder shall be eligible for sale with each state commission or agency with which such eligibility is required in order to permit Adjustable U.S. Government Fund Shares lawfully to be delivered to each holder of Limited Maturity Fund Shares.

(j) That, at the Closing, there shall be transferred to FIST, on behalf of Adjustable U.S. Government Fund, aggregate Net Assets of Limited Maturity Fund comprising at least 90% in fair market value of the total net assets and 70% of the fair market value of the total gross assets recorded on the books of Limited Maturity Fund on the Closing Date.

(k) FIST, on behalf of the Limited Maturity Fund, will provide the Adjustable U.S. Government Fund with (1) a statement of the respective Tax basis and holding period of all investments to be transferred by the Limited Maturity Fund to the Adjustable U.S. Government Fund, (2) a copy (which may be in electronic form) of the shareholder ledger accounts including, without limitation, the name, address and taxpayer identification number of each shareholder of record, the number of shares of beneficial interest held by each shareholder, the dividend reinvestment elections applicable to each shareholder, and the backup withholding and nonresident alien withholding certifications, notices or records on file with the Limited Maturity Fund with respect to each shareholder, for all of the shareholders of record of the Limited Maturity Fund as of the close of business on the day of Valuation as described in Section 2, who are to become holders of the Adjustable U.S. Government Fund as a result of the transfer of assets (the “Limited Maturity Fund Shareholder Documentation”) (3) if requested by FIST, on behalf of the Adjustable U.S. Government Fund, all work papers and supporting statements related to ASC 740-10-25 (formerly, “Accounting for Uncertainty in Income Taxes,” FASB Interpretation No. 48, July 13, 2006) pertaining to the Acquired Fund (the “FIN 48 Workpapers”), and (4) the Tax books and records of the Limited Maturity Fund for purposes of preparing any Returns required by law to be filed for Tax periods ending after the Closing Date.

Plan of Reorg Limited Maturity into Adjustable US Govt

 (l) As promptly as practicable, but in any case within sixty days after the date of Closing, FIST, on behalf of Limited Maturity Fund, shall furnish Adjustable U.S. Government Fund, in such form as is reasonably satisfactory to Adjustable U.S. Government Fund, a statement of the earnings and profits of Limited Maturity Fund for federal income Tax purposes that will be carried over by Adjustable U.S. Government Fund as a result of Section 381 of the Code.

8.  Expenses.

The expenses of entering into and carrying out the provisions of the Plan shall be borne as follows: each Fund will pay 25% of the costs of the Reorganization.  Franklin Advisers, Inc., the investment manager for each Fund, will pay 50% of the costs of the Reorganization.

9.  Termination; Postponement; Waiver; Order.

(a) Anything contained in the Plan to the contrary notwithstanding, the Plan may be terminated and the Reorganization abandoned at any time prior (whether before or after approval thereof by the shareholders of Limited Maturity Fund) to the Closing, or the Closing may be postponed by FIST, on behalf of either Fund, if any condition of its obligations set forth in Section 7 has not been fulfilled or waived and it reasonably appears that such condition or obligation will not or cannot be met.

(b) If the transactions contemplated by the Plan have not been consummated by [December 31, 2014], the Plan shall automatically terminate on that date, unless a later date is set by officers of FIST.

(c) In the event of termination of the Plan prior to its consummation, pursuant to the provisions hereof, the Plan shall become void and have no further effect, and neither FIST, Limited Maturity Fund nor Adjustable U.S. Government Fund, nor their trustees, officers, or agents or the shareholders of Limited Maturity Fund or Adjustable U.S. Government Fund shall have any liability in respect of the Plan, but all expenses incidental to the preparation and carrying out of the Plan shall be paid as provided in Section 8 hereof.

Plan of Reorg Limited Maturity into Adjustable US Govt

(d) At any time prior to the Closing, any of the terms or conditions of the Plan may be waived by FIST if, in the judgment of its officers, such action or waiver will not have a material adverse effect on the benefits intended under the Plan to its shareholders.

(e) The representations and warranties contained in Sections 4 and 5 hereof shall expire with and be terminated by the Plan on the Closing Date, and neither FIST, nor any of its officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing Date.

(f) If any order of the SEC with respect to the Plan shall be issued prior to the Closing that imposes any term or condition that is determined by action of the Board of Trustees of FIST, on behalf of either Fund, to be acceptable, such term or condition shall be binding as if it were a part of the Plan without a vote or approval of the shareholders of Limited Maturity Fund; provided that, if such term or condition would result in a change in the method of computing the number of Adjustable U.S. Government Fund Shares to be issued to Limited Maturity Fund, and such term or condition had not been included in the Prospectus/Proxy Statement or other proxy solicitation material furnished to the shareholders of Limited Maturity Fund prior to the Special Meeting, the Plan shall not be consummated and shall terminate unless Limited Maturity Fund promptly calls a special meeting of the shareholders of Limited Maturity Fund at which such condition shall be submitted for approval.

10.  Final Tax Returns and forms 1099 of Limited Maturity Fund; Reporting responsibility.

(a) After the Closing Date, FIST, on behalf of the Limited Maturity Fund, shall or shall cause its agents to prepare any federal, state or local Tax Returns, including any Forms 1099, required to be filed by FIST with respect to the Limited Maturity Fund’s final taxable year ending with its complete liquidation and for any prior periods or taxable years and shall further cause such Tax Returns and Forms 1099 to be duly filed with the appropriate taxing authorities.

(b) Any reporting responsibility of FIST, on behalf of the Limited Maturity Fund, is and shall remain the responsibility of the Limited Maturity Fund, up to and including the Closing Date, and such later date on which the Limited Maturity Fund is terminated including, without limitation, responsibility for (i) preparing and filing Tax Returns relating to Tax periods ending on or prior to the date of Closing (whether due before or after the Closing); and (ii)  preparing and filing other documents with the SEC, any state securities commission, and any Federal, state or local Tax authorities or any other relevant regulatory authority.

11.  Liability of FIST.

It is acknowledged and agreed that all obligations of FIST under the Plan with respect to a Fund are binding only with respect to that Fund; shall be discharged only out of the assets of such Fund, that no other series of FIST shall be liable with respect to the Plan or in connection with the transactions contemplated herein; and that neither FIST nor a Fund shall seek satisfaction of any such obligation or liability from the shareholders of FIST or a Fund, the trustees, officers, employees or agents of FIST, or any of them.

Plan of Reorg Limited Maturity into Adjustable US Govt

12.  Entire Agreement and Amendments.

The Plan embodies the entire agreement between the parties and there are no agreements, understandings, restrictions, or warranties relating to the transactions contemplated by the Plan other than those set forth herein or herein provided for.  The Plan may be amended only by mutual consent of the parties in writing.  Neither the Plan nor any interest herein may be assigned without the prior written consent of the other party.

13.  Counterparts.

The Plan may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

14.  Governing Law.

The Plan shall be governed by and carried out in accordance with the laws of the State of Delaware.

[Signature Page Follows]

Plan of Reorg Limited Maturity into Adjustable US Govt

IN WITNESS WHEREOF, FIST, on behalf of Limited Maturity Fund, and on behalf of Adjustable U.S. Government Fund, has caused the Plan to be executed on its behalf by its duly authorized officers, all as of the date and year first-above written.

FRANKLIN INVESTORS SECURITIES TRUST, on behalf of FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES FUND

By:	/s/KAREN L. SKIDMORE Name: Karen Skidmore Title: Vice President & Secretary

FRANKLIN INVESTORS SECURITIES TRUST, on behalf of FRANKLIN LIMITED MATURITY U.S. GOVERNMENT SECURITIES FUND

By:	/s/STEVE J. GRAY Name: Steve J. Gray Title: Vice President & Assistant Secretary

With respect to Section 8 of the Plan only: FRANKLIN ADVISERS, INC.

By:	/s/WILLIAM Y. YUN Name: William Y. Yun Title: Executive Vice President

Plan of Reorg Limited Maturity into Adjustable US Govt